        EXHIBIT 107
CALCULATION OF FILING FEE TABLES

S-8
(Form Type)

Nelnet, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)	Other(2)	200,000 shares	$84.73(2)	$16,946,000(2)	$147.60 per $1,000,000	$2,501.23
Total Offering Amounts					$16,946,000(2)		$2,501.23
Total Fee Offsets							—
Net Fee Due							$2,501.23

(1) Represents shares of the Nelnet, Inc. Class A Common Stock authorized to be issued under the Nelnet, Inc. Directors Stock Compensation Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional shares of Class A Common Stock which become issuable under the plan to prevent dilution resulting from any stock splits, stock dividends, recapitalizations, or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $84.73 per share of the Class A Common Stock, which is the average of the high and low prices per share of the Class A Common Stock as reported on the New York Stock Exchange on November 1, 2023.